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                                                                    EXHIBIT 6(C)



                  THIS AGREEMENT, made and entered into as of the 1st day of January, 1994, by and between Yavapai Hills, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Company"), and Michael J. Klein (hereinafter called "Executive").

                              W I T N E S S E T H :


                  WHEREAS, the Executive has been a key employee of the Company since its inception; and

                  WHEREAS, the services of the Executive have been an invaluable contribution of the prior success of the Company; and

                  WHEREAS, the Company wishes to retain the services of the Executive to insure the continued success and future growth of the Company; and

                  WHEREAS, the Executive is willing to agree to continue in the employ of the Company provided the Company agrees to provide certain benefits in accordance with the terms and conditions hereafter set forth:

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other valuable consideration, receipt of which is hereby acknowledged, and in recognition of the prior services rendered by the Executive, the parties agree as follows:

                  1. (a) The Company will employ the Executive as President of the Company, or in such other position as may be mutually agreed upon from time to time.


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                           (b) The Executive will devote his energy, skill and
best efforts to the affairs of the Company on substantially the same basis as he is currently devoting such energy, skill and best efforts.

                           (c) As compensation for the services rendered
hereunder, Executive will receive such regular annual salary and bonuses as the Company may determine; provided that Executive's regular annual salary shall be not less than that which he is currently receiving.

                  2. The term of Executive's employment hereunder shall be for a period of 8 years and five months from the date hereof.

                  3. (a) In the event of the Executive's death while still in the employ of the Company hereunder, the Company shall pay to Joan Klein, or in the event she is not living, her estate (the "Beneficiary"), a death benefit (the "Death Benefit") as hereinafter set forth.

                           (b) (i)  For each of the seven consecutive 12 month
periods commencing with the first day of the month immediately following the date of Executive's death, the Death Benefit shall be $11,250 per month.

                               (ii) For the next eight consecutive 12 month
periods, the Death Benefit shall be $6,250 per month.

                           (c) In the event that there shall occur (i) a sale of
substantially all of the assets of the Company or (ii) a sale in a single transaction or a series of related transactions of at least 80% of the outstanding shares of stock of the Company, any obligation of the Company to pay the Death Benefit otherwise payable hereunder shall terminate as of the later of
(x) the date of such sale or (y) the date of payment of the 60th monthly Death Benefit payment hereunder.


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                           (d) (i) The monthly Death Benefit for the first 12
month period referred to in Paragraph 3(b) which begins after May 31, 1995, shall be increased by a percentage equal to the percentage, if any, by which the CPI for the month immediately preceding the beginning of such first 12 month period exceeds the CPI for May 1995, and (ii) the monthly Death Benefit for each subsequent 12 month period shall be increased by a percentage equal to the percentage, if any, by which the CPI for the month immediately preceding the beginning of such subsequent 12 month period exceeds the CPI for the 13th month immediately preceding the beginning of such subsequent 12 month period.

                           (e) For purposes of this Agreement, "CPI" means the
Consumer Price Index for All Urban Consumers (CPI-U) United States City Averages (1997=100) issued by the Bureau of Labor Statistics of the United States Department of Labor, or, if such Index shall be changed or discontinued, such other comparable or revised index as may be issued by the Bureau of Labor Statistics or another Agency of the United States Government.

                           (f) In the event of the death of Executive while in
the employ of the Company hereunder, in addition to the Death Benefit, from and after the death of the Executive:

                                    (i) Joan Klein shall be entitled, at the
Company's expense, to the use of the same automobile being provided by the Company for the use of the Executive on the date of his death for a period ending on the date of the expiration of the term of the lease with respect to said automobile;

                                    (ii) the Company shall, at the Company's
expense, continue to provide to Joan Klein the same coverage under the Company's medical, accident, health, hospitalization and similar plans as was being provided to Executive, to the


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extent such coverage can be provided by the Company without the incurrence of material additional expense; provided, however, that the obligations of the Company pursuant to subparagraphs (f)(i) and (ii), above, shall terminate concurrently with the termination of the Company's obligation to pay Death Benefits.

                           (g) Executive understands that his designation of the
Beneficiary hereunder is irrevocable and he shall have no right to change the person entitled to receive Death Benefits or the benefits set forth in Paragraph 3(f).

                  4. It is agreed that neither the Executive nor the Beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payment hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable. Any such attempted assignment or transfer shall terminate this Agreement and the Company shall have no further liability hereunder.

                  5. If the Company shall elect to purchase a life insurance contract to provide the Company with funds to make payments hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract and shall have the unrestricted right to use all amounts and exercise all rights and privileges thereunder without the knowledge or consent of the Executive or the Beneficiary or any other person, it being expressly agreed that neither the Executive nor the Beneficiary, nor any other person, shall have any right, title or interest whatsoever in or to any such contract. If the Company purchases a life insurance contract on the life of the Executive, the Executive agrees to execute any documents that may be reasonably required for that purpose and to undergo any medical examination or tests which may be reasonably necessary.

                  6. The Executive and the Beneficiary shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this agreement shall be construed


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to give the Executive or the Beneficiary any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. The Executive or the Beneficiary shall have the right to enforce any claim against the Company hereunder in the same manner as any unsecured creditor.

                  7. This Agreement may not be amended, modified or terminated, except by written agreement of the parties.

                  8. Subject to Paragraph 4, above, this Agreement shall be binding upon the parties hereto, their heirs, executors, representatives, administrators, successors and assigns.

                  9. This Agreement supersedes the Agreement dated June 1, 1992 between the Company and Executive.

                  10. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                          YAVAPAI HILLS, INC.


                                          By: /s/ Aaron W. Weingarten
                                             ---------------------------------


 /s/ Michael J. Klein
---------------------------------
MICHAEL J. KLEIN


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